Exhibit 23.3

CONSENT OF WESTERN WATER CONSULTANTS, INC.

 We hereby consent to the incorporation by reference of any mineral resource estimates or other analysis performed by us in our capacity as an independent consultant to Ur-Energy Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, in the Company’s Registration Statement on Form S-3 (File No. 333-198232), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date: February 26, 2016	WESTERN WATER CONSULTANTS, INC., d.b.a. WWC ENGINGEERING
/s/ Benjamin J. Schiffer Benjamin J. Schiffer, Wyo. P.G. 3446 SME Registered Member No. 4170811 Senior Geologist

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